HEI Exhibit 4
FIRST AMENDMENT TO MASTER TRUST AGREEMENT BETWEEN
HAWAIIAN ELECTRIC INDUSTRIES, INC. AND
AMERICAN SAVINGS BANK, F.S.B. AND
FIDELITY MANAGEMENT TRUST COMPANY

THIS FIRST AMENDMENT TO THE MASTER TRUST AGREEMENT is made and entered into effective March 1, 2015, unless otherwise stated herein, by and between Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B. (collectively and Individually, the “Sponsor”) and Fidelity Management Trust Company (the “Trustee”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a master trust agreement for the Hawaiian Electric Industries Retirement Savings Plan and the American Savings Bank 401(k) Plan (collectively and individually, the “Plan”), dated as of September 4, 2012, and amended by letters of direction that were executed by the Sponsor and the Trustee and that specifically state that both parties intend and agree that each such letter of direction shall constitute an amendment (the “Master Trust Agreement”); and

WHEREAS, the Trustee and the Sponsor now desire to amend said Master Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Master Trust Agreement by:

(1)	Restating Section 20(k), Sponsor Authorization, in its entirety, as follows:

(k)    Use of Omnibus Accounts

Notwithstanding any other provisions of this Agreement, Sponsor understands, acknowledges and agrees that (i) the Trustee utilizes omnibus accounts at unaffiliated banks to facilitate transactions for the defined contribution plans it services and commingles funds in transit to or from the Plan, including other funds similarly in transit to or from other plans and (ii) if markets permit, omnibus account balances may be invested in short-term investments with the aim of earning a rate approximating the Target Federal Funds Rate and/or money market rates (such earnings are referred to as “float earnings”); and (iii) the Trustee will use these earnings to pay bank fees associated with the above-referenced defined contribution plan transactions and make other required adjustments and will retain any float earnings that exceed such fees and adjustments as compensation for its services. The Trustee shall pay bank fees to the extent they exceed float earnings.

The amount of float earnings generated depends on market conditions, as well as on the length of time that funds are held in the omnibus accounts. The following time frames apply with respect to funds held in these accounts:

•
If contributions and instructions to purchase investment options are received by the Trustee In Good Order before the close of trading, the Trustee executes transactions in the investment options as of that day’s closing price (the

“transaction date” or “T”). Contributions are held in the omnibus account until the following business day (“T+1”) for the vast majority of investment options. For share accounted company stock transactions, contributions may be held in the omnibus account until T+3.

•
Instructions to exchange investment options received by the Trustee In Good Order before the close of trading are processed in that day’s nightly cycle. For the vast majority of investment options, exchanges generate no overnight balances, as money is received from one investment option and conveyed to another investment option on the same business day.  The limited exceptions to this would occur if investment options have different settlement rules and Fidelity Management Trust Company serves as trustee of the Plan, in which case balances attributable to the exchange may remain in an omnibus account for a few days.

•
Instructions to make disbursements received In Good Order before the close of trading are processed in that day’s nightly cycle and reflected as debits from Participant accounts as of that date (“T”).  Proceeds attributable to the disbursement are received into the omnibus account based on the settlement period for the investment options, which in the substantial majority of investment options is T+1. After the deduction of tax withholding, if applicable, disbursements are typically made on T+2 or T+3 either through electronic funds transfers or by mailing a check.  Disbursement proceeds distributed by check, net of any tax withholdings, remain in the omnibus account until the check is presented for payment.

Neither the Sponsor nor the Plan shall be liable for any diminution in the value of such overnight investments. Provided that the Sponsor has provided timely funding, neither the Sponsor nor the Plan shall be responsible for any failure to settle or clear from such omnibus accounts any proper or timely trade or disbursement if such failure results from a decrease in the value, or temporary inaccessibility of funds attributable to either the use of a specific bank or the overnight investment of balances from such accounts.

(2)	Amending the “Other” section of Schedule A, Administrative Services, to delete subsection (g)(iv), Fees, in its entirety, and renumbering all subsequent subsections accordingly.

(3)	Restating Schedule B, Fee Schedule, in its entirety, as attached hereto.

(4)	Restating Schedule B-1, Procedures Governing Revenue Credit Account, in its entirety, as attached hereto.

(5)	Restating Schedule C, Investment Options, in its entirety, as attached hereto.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this First Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the Master Trust Agreement, each party may rely without duty of inquiry on the foregoing representation.

HAWAIIN ELECTRIC INDUSTRIES, INC. AND AMERICAN SAVINGS BANK, F.S.B.	FIDELITY MANAGEMENT TRUST COMPANY
BY: HAWAIIN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE
By: /s/ James A. Ajello 2/26/15 James A. Ajello Date Chairman	By: /s/ Greg Gardiner 3/2/2015 3:21 PM ET FMTC Authorized Signatory Date Name: Greg Gardiner Title: Vice President, Relationship Management
By: /s/ Chester A. Richardson 2/26/15 Chester A. Richardson Date Secretary

Core Fees	Fixed Basis Points Fee
Annual Administration Fee for Core Services This fee is billed quarterly.	7 basis points on total Plan assets, subject to the offsets described below.
Standard Administrative Forms, Confirmations, and Standard Legal Notices with print or email distribution	Included
Transaction Fees	Fee	Per
Loan Initiation	$35	Loan Initiated
Loan Maintenance Fee	$3.75	Per Quarter
In-Service Non Hardship Withdrawals	Included	Check/EFT
Return of Excess Contributions/Deferrals	Included	Check/EFT
Mailing Documents/Checks via Overnight Service	$25	Item
Minimum Required Distributions	$25	Check/EFT

Ongoing Communication and Education	Fee
Fidelity’s personalized, comprehensive Employee Experience Program delivered directly to your Participants via their preferred channel including print, e-mail, web, and phone:

1. Multi-Touch Enrollment
2. Onboarding Program
3. Needs-Based Workplace Campaigns
4. Needs-Based Life Stage Messaging Campaigns
5. Educational campaigns for retirees and job changers
Associated postage is included.
Included
Custom materials development (including graphic design, typesetting, writing, layout, video production and language translation)	Fee for Service
Print, Fulfillment and Distribution for Custom Communications	Fee for Service
Postage for Custom Communications	Pass Through
Fidelity Participant Disclosure Service - 404a-5 Disclosure Program

Develop and distribute initial and annual notices at client direction to assist with compliance of 404a-5 upon effective date. Notice available via print or e-delivery (in accordance with DOL e-delivery rules).

Develop and distribute custom notices related to changes in Participant and/or transaction fees at client direction to assist with compliance of 404a-5 upon effective date. Notice available via print or e-delivery (in accordance with DOL e-delivery rules).
Development - Included Distribution - Pass Through Development - Fee for Service Distribution -Pass Through

Ongoing Communication and Education Continued	Fee
Employee Meetings Days On Site (up to 4 meetings per day) Note: Subject to the cancellation and minimum attendance policy.	6 days included across the DC relationship with additional days available for $1,800 per day
Live Plan Specific Web Workshop Sessions Note: Subject to the cancellation and minimum attendance policy.	$400 per session
Online, On Demand, Plan Specific Recordings using Brainshark Technology	$900 each - Unlimited viewings
Standard Universal Live and Recorded Web Workshops	Included
Educational content on-line including e-learning, Fidelity Viewpoints® - Workplace Edition Magazine online, educational articles and calculators, and Plan level information	Included

Sponsor Stock Administration
Unitized Sponsor Stock Fund Administration	Ten basis points on all company stock assets subject to a $10,000 annual minimum, a $35,000 annual maximum per Plan
Sponsor Stock Dividend Pass Through	$3 per EFT $6 per Check Reinvest is Included
Full Proxy Services Administration, Mailing and Tabulation	Pass Through at Cost
Full File on Shareholders for External Proxy Services	Included

Sponsor Stock Trading Commission	Fee	Per
Unitized Commission Accounting	Up to $0.01 per share*	Per Buy/Sell Share
Stock Administration Services are not available to clients using a third party Trustee.

Fee quotes assume that all trades to be executed by Fidelity Capital Markets (“Capital Markets”), a division of National Financial Services LLC. The Real Time and Share Accounted products require the use of Capital Markets.

Please note: The SEC requires all firms to charge an SEC fee of $22.10 per $1,000,000 on all executed sell orders. This fee may change, and the last change to the fee became effective 3/18/14.

*If special trading is requested such as Trade Date+1 etc., commissions may vary.

Special Projects	Fee
Fulfilling a client-specific request that is not included in the services as documented in the assumptions. Examples include additional feeds, custom service features and special processing.

• Ongoing
• Plan and program changes.
• Change in scope of existing services as documented in Directions Documents describing the services.
• Client specific processing requested as an alternative to Fidelity’s standard solution including any additional resources to support said non-standard solution. Examples include change to data feeds, special offering windows and procedural changes.
• Support of Corporate Actions. Examples include reorganization, layoff, mergers, acquisitions and divestitures
• Custom communications development
• Fund Changes
$175/hour
Travel and related expenses for Special Projects	Pass through

This Schedule of Fees is based on the Plan characteristics, asset configuration, net cash flow, fund selection and number of Participants existing as of September 4, 2012, which was the date of the Master Trust Agreement. In the event that one or more of these factors changes significantly, this Fee Schedule may be subject to change after discussion and mutual agreement of the parties. Significant changes in the legal and regulatory environment could also prompt discussion and potential fee changes.

OFFSETS

The Annual Administration Fee for Core Services, which is 7 basis points of total Plan assets as of the December 31 of the prior year, billed and payable quarterly, shall be subject to the following offsets:

A.	Offsets for Fidelity investment products: Balances held and settled in Fidelity investment products in the Plan as of the December 31 of the prior year, multiplied by the following rates respectively:

(1)	Actively managed (non-Class K) Fidelity equity Mutual Funds: 35 basis points per annum;

(2)	Actively managed (non-Class K) Fidelity Freedom® Funds: 35 basis points per annum;

(3)	Actively managed (Class K) Fidelity equity Mutual Funds: 20 basis points per annum;

(4)	Actively managed Fidelity Freedom® K Funds: 20 basis points per annum;

(5)	Fidelity Enhanced Equity Index Funds: 10 basis points per annum;

(6)	Actively managed Fidelity fixed income and money market Mutual Funds, except for certain Fidelity institutional money market Mutual Funds (e.g. FIMM Funds): 20 basis points per annum;

(7)	Managed Income Portfolio I: 20 basis points per annum;

(8)	Actively managed Fidelity and Pyramis commingled pools (excluding stable value commingled pools): 10 basis points per annum.

B.
Offsets for Non-Fidelity investment products: Balances held in Non-Fidelity investment products in the Plan as of the December 31 of the prior year multiplied by the annual rate that the Non-Fidelity investment products vendor has agreed to use to determine payments to FIIOC.

C.	Offsets attributable to Net Float Earnings: The amount of Net Float Earnings allocated to the Plan during the prior calendar year.

D.	Offsets for BrokerageLink®: No offsets are available for assets held in BrokerageLink®.

Any remaining balance after the application of the offsets (described above) to the Annual Administration Fee shall be due and payable to the Trustee. To the extent the offsets exceed the Annual Administration Fee due to the Trustee, the resulting amount (“a Revenue Credit”), if any, will be provided in accordance with the Revenue Credit section below.

REVENUE CREDIT

The Trustee shall make a payment in the amount of the Revenue Credit calculated annually by Plan to a suspense account in each Plan (the “Revenue Credit Account”) under the following terms:

A.
Funding. The Trustee shall fund quarterly in arrears the pro rata portion of the annual Revenue Credit as soon as administratively feasible (generally within 15 Business Days) after the quarterly invoice has been issued and sent.

B.	Investment. The Revenue Credit Account shall be invested in the fund specified for such purpose on Schedule C.

C.
Application of Account. The Administrator or Named Fiduciary may direct the Trustee to use amounts held in the Revenue Credit Account to reimburse the Sponsor for reasonable fees and expenses associated with services necessary to the operation of the Plan, or pay such vendors, including the Trustee or third parties, directly. Amounts unused for expenses may be allocated to Participant accounts in accordance with this section, provided that such allocation shall not occur more frequently than quarterly. Procedures attached as Schedule B-1, as it may be amended from time to time, shall govern payment of third parties as well as any allocation to Participant accounts.

D.
Directions. The Administrator or Named Fiduciary shall provide direction to the Trustee when it wishes to use amounts held in the Revenue Credit Account for the payment of Plan expenses or allocation to Participants. In providing any direction to pay expenses or to allocate amounts to Participant accounts, the Administrator or Named Fiduciary shall have concluded that the payments or allocations are permissible under the Plan and meet the requirements of applicable laws, including ERISA and the Code.

E.
12b-1 Payments. To the extent any Revenue Credits are deemed to be attributable to investments in Fidelity Mutual Funds that have adopted a plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 (“1940 Act”) at the time such Revenue Credits are made, such Revenue Credits shall be made available pursuant to such plan (“12b-1 Payments”), and the following conditions shall apply:

(i)
The obligation to make 12b-1 Payments shall continue in effect for one year from the Effective Date of this amendment, and shall continue for successive annual periods only upon at least annual approval by a vote of the majority of the trustees for each of those Fidelity Mutual Funds that have adopted such plans, including a majority of those trustees that are not “interested persons” (as defined in the 1940 Act) of such Mutual Funds and who have no direct or indirect financial interest in the operation of the plan or any agreement related thereto (“Qualified Trustees”).

(ii)
Notwithstanding any provision hereof to the contrary, the obligation to make these 12b-1 Payments with respect to any plan may be terminated without penalty at any time, upon either a vote of a majority of the Qualified Trustees, or upon a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable Fidelity Mutual Fund to terminate or not continue the plan for the applicable Fidelity Mutual Fund.

(iii)	Upon assignment of this Agreement, the obligation to make 12b-1 Payments shall automatically terminate.

PERFORMANCE STANDARDS - PAYMENTS

A.
Performance Payments Terms. The Trustee shall make payments to a Performance Account, as defined below, in the event that the Trustee fails to meet performance standards set forth in Schedule F in accordance with the following terms (“Performance Payments”):

(i)
Fees for Fidelity-provided Services. Performance Payments shall be first used to offset any cost of services provided by the Trustee to the Plan that would otherwise be payable pursuant to this Agreement, as it may be amended from time to time, (“Fees”) and that are initially billed at the time that the Performance Payments are assessed. Outstanding due and payable Fees will not be offset when Performance Payments are assessed; however, the Trustee reserves the right to offset such Fees with amounts from the Performance Account as defined below. If there is more than one Plan for which Performance Payments are made, the amounts for each Plan will be held and accounted for in separate Performance Accounts.

(ii)
Performance Account. If no Fees are to be initially billed at the time that Performance Payments are assessed, then the Performance Payments shall be credited to a suspense account in the Plan to be used to defray reasonable Plan expenses (the “Performance Account”) that shall be maintained by the Trustee. Amounts credited to the Performance Account shall be invested in the Fidelity® Money Market Trust Retirement Money Market Portfolio.

(iii)
Application of the Performance Account. Amounts held in the Performance Account shall be used as described in this subsection A(iii), and shall be subject to all the provisions of this “Performance Payments” section, and upon receipt of proper directions consistent with subsection A(iv) below from the Administrator or Named Fiduciary, amounts held in the Performance Account shall be used, as follows:

(a)
Fees for Services: The Administrator or Named Fiduciary may direct the Trustee to debit the Plan’s Performance Account for the payment of outstanding amounts owed to the Trustee for services provided to the Plan.

(b)
Payment to Sponsor. The Administrator or Named Fiduciary may direct the Trustee to debit the Plan’s Performance Account and use such amounts to reimburse the Sponsor for expenses incurred by the Sponsor on behalf of the Plan within the prior 12 months. For purposes of this “Performance Payments” section, an expense is incurred as of the date of the invoice, or if earlier the date on which the Sponsor paid for the service.

(c)
Payments to Third Parties. Nothing in this subsection A(iii) shall obligate the Trustee to make payments to any entity other than the Sponsor under the terms hereof. Notwithstanding the foregoing, subject to the Trustee’s approval, the Administrator or Named Fiduciary may request and the Trustee may agree to pay third party vendor invoices subject to the terms of the Performance Account Procedures herein, and in accordance with a separate letter of direction from the Administrator or Named Fiduciary to the Trustee.

(d)	No Allocation to Participant Accounts. Amounts held in the Performance Account may not be allocated to Participant accounts.

(e)
Termination of Agreement. Upon termination of this Agreement, the balance in the Performance Account shall be transferred, in cash, to the successor trustee in accordance with the directions of the Administrator or Named Fiduciary. The Trustee and its affiliates shall have no rights to any amounts in the Performance Account except as specifically provided in this Agreement.

(iv)
The Administrator or Named Fiduciary shall provide direction to the Trustee when it wishes to use amounts held in the Performance Account for the payment of Plan expenses. A letter of direction with instructions for reimbursement or offset shall include certification from the Administrator or Named Fiduciary, that: (1) the Plan allows for payment of such expenses from the Plan and absent the Performance Payments arrangement, the Administrator or Named Fiduciary would pay such expenses from Plan assets; (2) such expenses are reasonable, necessary and direct expenses of such Plan within the meaning of ERISA, and (3) the services for which payment or offset is requested (a) were rendered to the Plan during the time in which the performance standards outlined in Schedule F are in effect, and/or (b) paid or incurred by the Sponsor on behalf of the Plan within the prior 12 months; and (4) the receipt of such payment does not violate, to the knowledge of the Administrator or Named Fiduciary, any applicable state or federal law (including, without limitation, the prohibited transaction provisions of ERISA or the Code). Neither the Trustee nor any of its affiliates shall have any responsibility to make or verify any certification provided by the Administrator or Named Fiduciary under this subsection A(iv). The Sponsor acknowledges that reasonable, necessary and direct expenses of the Plan shall not include any operating expenses paid by Mutual Fund shareholders generally that are reflected in the net asset values of such Mutual Fund shares held by the Plan.

(v)
Any debits or payments pursuant to section B below shall be limited to the amount of the Performance Account for the Plan at the time the direction is submitted to the Trustee, and shall be subject to the Performance Payment Procedures set forth in section B.

(vi)
A Performance Payment cannot be used to offset, reimburse or pay: (i) expenses that have been deducted from Participant accounts; (ii) expenses that are accrued in the net asset value or mil rate of an investment option; or (iii) fees for Fidelity-provided investment management services. The Trustee reserves the right to exclude additional expenses and/or services from eligibility for offset or reimbursement from the Performance Account.

B.
Performance Payments Procedures. The following procedures govern the use of amounts held in the Performance Account to offset the cost of services provided by the Trustee or its affiliate(s), to reimburse the Sponsor for other Plan expenses or to pay third-party invoices at the Administrator’s or Named Fiduciary’s direction. The Trustee reserves the right to amend the procedures in this section B at any time, upon notice to the Sponsor.

(i)
If the Administrator or Named Fiduciary has directed the Trustee to use amounts to offset the costs of Fidelity-provided services that are due and payable, the Trustee will apply such amounts, to the extent available, at the time such direction is received. Any Fees for Fidelity‑provided services not offset by Performance Payment amounts will remain due and payable pursuant to ordinary invoice and contract terms.

(ii)
If the Administrator or Named Fiduciary has directed the Trustee to reimburse amounts from the Performance Account, the Trustee will reimburse the amount directed to the extent available. If the submitted expenses exceed the balance in the Performance Account, the Trustee will reimburse the Sponsor to the extent of the available balance of the Performance Account. If additional amounts are credited to the Performance Account, the excess expenses will not be reimbursed to the Sponsor without additional direction from the Administrator or Named Fiduciary to do so.

(iii)
The Trustee will use amounts held in the Performance Account at the time written direction is received and In Good Order. Such direction shall be provided to the Plan’s relationship or client service manager consistent with established procedures. The Trustee will promptly notify the Administrator or Named Fiduciary if the direction is not In Good Order, but it shall be the responsibility of the Administrator or Named Fiduciary to correct and resubmit the required documentation.

(iv)
The Trustee is not responsible for any late charges, interest or penalties that may accrue owing to untimely submission to the Trustee of directions In Good Order. The Trustee shall use amounts held in the Performance Account to defray such late charges, interest or penalties only if expressly directed to do so.

(v)
The Trustee will make payments from the Performance Account to the extent that amounts are available in the Performance Account at the time direction and documentation is submitted In Good Order through a General Service Request via Plan Sponsor Webstation®. All inquiries regarding application of any amount in the Performance Account should be directed to your service team.

(vi)	The Trustee shall maintain the Performance Account balance and shall report any such balance to the Sponsor, upon Sponsor’s request.

HAWAIIN ELECTRIC INDUSTRIES, INC. AND AMERICAN SAVINGS BANK, F.S.B.	FIDELITY MANAGEMENT TRUST COMPANY
BY: HAWAIIN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE
By: /s/ James A. Ajello 2/26/15 James A. Ajello Date Chairman	By: /s/ Greg Gardiner 3/2/2015 3:21 PM ET FMTC Authorized Signatory Date Name: Greg Gardiner Title: Vice President, Relationship Management
By: /s/ Chester A. Richardson 2/26/15 Chester A. Richardson Date Secretary

SCHEDULE “B-1” - Procedures Governing Revenue Credit Account

The following procedures govern the funding and use of the Revenue Credit Account, including any allocation to Participants.

Payment to Third Parties

(1)    Upon receipt of payment instructions In Good Order from an authorized signer for the Administrator or Named Fiduciary, the Trustee shall redeem shares or units of investment options held in the Revenue Credit Account necessary to make such payments, and shall issue payment as soon as administratively feasible thereafter (typically within 5 business days).

(2)    The Trustee shall have no obligation to process payment instructions that alone, or in aggregate with other instructions issued on the same date or already pending, exceed the amount of the Revenue Credit Account. The Trustee will promptly notify the Named Fiduciary and/or Administrator if the direction is not In Good Order or if the payment has been returned, but it shall be the responsibility of the party providing the direction to correct and resubmit any requested payment instructions.

(3)    The Revenue Credit Account may not be used to offset, reimburse or pay: (i) expenses that have been deducted from Participant accounts; or (ii) expenses that are accrued in the net asset value or mil rate of an investment option.

(4)    The directing party shall have the sole responsibility to issue timely payment instructions. The Trustee is not responsible for any late charges, interest or penalties that may accrue owing to untimely submission to the Trustee of directions In Good Order or the Trustee’s processing of such instructions in accordance herewith. The Trustee shall not be responsible for calculating amounts owed for any Plan payment (other than amounts owed to the Trustee or its affiliates) and shall not use amounts held in the Revenue Credit Account to defray amounts requiring calculation (such as late charges, interest or penalties) unless such charges have been calculated and included in a specific amount the Trustee has been directed to pay.

(5)    Directions to make payment from the Revenue Credit Account shall be submitted through the Trustee’s internet application for Sponsors.

Payment to the Trustee

The Administrator or Named Fiduciary may direct the Trustee to use Revenue Credits, to the extent available, to pay invoices for the Trustee provided services that are necessary to the operation of the Plan. Any charges for the Trustee provided services not offset by Revenue Credits shall be due and payable pursuant to applicable invoice and contract terms.

Allocation to Participants

For purposes of allocations only, Eligible Participant means any Participant or beneficiary (exclusive of those with Status Codes listed on Schedule “B-2”) with a balance greater than zero as of the Crediting Date, inclusive of any contributions, withdrawals or distributions as of such date.

The Trustee shall make an allocation to Eligible Participant accounts as soon as administratively feasible after receipt of items (1) and (2) below (and in no event later than 15 calendar days) (the “Crediting Date”), provided such items are received by the Trustee In Good Order.

No more frequently than once per calendar quarter, the Named Fiduciary or Administrator may direct the Trustee to allocate amounts in the Revenue Credit Account to Eligible Participant accounts.

In such event, the following process shall apply:

(1)    Dollar Amount of Allocation. The Named Fiduciary or Administrator shall submit a service request which shall include the dollar amount elected from the Revenue Credit Account for allocation, provided that if such amount exceeds the assets held in the Revenue Credit Account on the Crediting Date, such amount shall be deemed to be the total balance of the Revenue Credit Account on the Crediting Date.

(2)     Allocation among Eligible Participant Accounts. The dollar amount elected from the Revenue Credit Account for an allocation shall be divided among Eligible Participant accounts pro rata based on Eligible Participant account balances, exclusive of outstanding loan balances, contributions, withdrawals or distributions, as of the Crediting Date. Such method shall apply to each allocation unless otherwise agreed in writing by the parties no less than 60 calendar days prior to a Crediting Date.

(3)    Investment of Allocated Amounts within Eligible Participant Accounts. The allocated amounts shall be invested in an Eligible Participant’s account in accordance with the direction provided by the Named Fiduciary or Administrator to the Trustee, In Good Order, via a letter of direction (or such other method of direction acceptable to the Trustee). Such direction shall apply with respect to each allocation directed by the Named Fiduciary or Administrator unless the Named Fiduciary or Administrator provides a superseding direction to the Trustee In Good Order via a letter of direction (or such other method of direction acceptable to the Trustee) contemporaneously with the Named Fiduciary or Sponsor’s submission of a service request described in (1) above.

SCHEDULE C - Investment Options

In accordance with Section 5(b), the Named Fiduciary hereby directs the Trustee that Participants’ individual accounts may be invested in the following investment options:

- Fidelity® Diversified International Fund - Class K
- Fidelity Freedom® Index 2005 Fund
- Fidelity Freedom® Index 2010 Fund
- Fidelity Freedom® Index 2015 Fund
- Fidelity Freedom® Index 2020 Fund
- Fidelity Freedom® Index 2025 Fund
- Fidelity Freedom® Index 2030 Fund
- Fidelity Freedom® Index 2035 Fund
- Fidelity Freedom® Index 2040 Fund
- Fidelity Freedom® Index 2045 Fund
- Fidelity Freedom® Index 2050 Fund
- Fidelity Freedom® Index 2055 Fund
- Fidelity Freedom® Index 2060 Fund
- Fidelity Freedom® Index Income Fund
- Fidelity® Money Market Trust Retirement Money Market Portfolio
- Fidelity® Puritan® Fund - Class K
- HEI Common Stock Fund (Available only to the Hawaiian Electric Industries Retirement Savings Plan)
- HEI Common Stock Fund #2 (Available only to the American Savings Bank 401(k) Plan)
- Invesco Comstock Fund Class R6
- Morgan Stanley Institutional Fund, Inc. International Equity Portfolio Class I
- Nuveen Mid Cap Growth Opportunities Fund Class I
- PIMCO Total Return Fund Institutional Class
- Spartan® 500 Index Fund - Institutional Class
- Spartan® Extended Market Index Fund - Fidelity Advantage Class
- Spartan® U.S. Bond Index Fund - Institutional Class
- T. Rowe Price Growth Stock Fund
- T. Rowe Price Small-Cap Stock Fund
- Vanguard Total International Stock Index Fund Admiral Shares
- Virtus Contrarian Value Fund Class I

The Named Fiduciary hereby directs that for Plan assets allocated to a Participant’s account, the investment option referred to in Section 5(c) shall be the Fidelity Freedom® Index Funds determined according to a methodology selected by the Named Fiduciary and communicated to the Trustee in writing.

In the case of unallocated Plan assets, the termination or reallocation of an investment option, or Plan assets described in Section 5(e)(vi)(B)(5), the Plan’s default investment shall be the Fidelity® Money Market Trust Retirement Money Market Portfolio or such other investment option as the Named Fiduciary may designate by letter of direction to the Trustee.

The Named Fiduciary hereby directs that for assets allocated to the Revenue Credit Account, the investment options referred to in Schedule B shall be the Fidelity® Money Market Trust Retirement Money Market Portfolio.

The Sponsor hereby directs the Trustee to add any additional Fidelity Freedom® Index Funds as permissible investment options as they are launched, such funds being available to Participants as of the open of trading on the NYSE on their respective inception dates or as soon thereafter as administratively possible, unless otherwise directed by the Sponsor.

The Sponsor hereby directs the Trustee to update the methodology (i.e., date ranges) as additional Fidelity Freedom® Index Funds are launched and added in accordance with the above. Such updates will be made to the service as soon as administratively feasible following the launch of future Fidelity Freedom® Index Funds, unless otherwise directed by the Sponsor.

HAWAIIAN ELECTRIC INDUSTRIES, INC. AND AMERICAN SAVINGS BANK, F.S.B. BY: HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE
By: /s/ James A. Ajello 2/26/15 James A. Ajello Date Chairman By: /s/ Chester A. Richardson 2/26/15 Chester A. Richardson Date Secretary